UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 29, 2011

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
205093315
(IRS Employer Identification No.)

384 Oyster Point Blvd, No. 8, South San Francisco, California 94080
(Address of principal executive offices)

650-244-9990
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2011, VistaGen Therapeutics, Inc. (the "Company") entered into a Note and Warrant Exchange Agreement (the "Exchange Agreement") with Platinum Long Term Growth VII, LLC ("Platinum"), pursuant to which Platinum canceled a Senior Convertible Promissory Bridge Note due and payable on June 30, 2012 in the principal amount of $4.0 million (the "Note"), and canceled certain warrants to purchase 1,599,858 shares of Common Stock of the Company (the "Warrants"), in exchange for 391,075 shares of the Company's newly created Series A Preferred Stock, par value $0.001 per share ("Series A Preferred") (the "Exchange"). Each share of Series A Preferred is convertible into ten shares of Common Stock of the Company. The Series A Preferred issued in connection with the Exchange has limited rights and preferences. A copy of the Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred is filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on December 23, 2011, and is incorporated herein by this reference. A copy of the Exchange Agreement is attached hereto as Exhibit 10.1

Item 3.02 Unregistered Sales of Equity Securities.

On December 29, 2011, the Company issued 391,075 shares of Series A Preferred to Platinum. Platinum is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange was effected without registration under the Securities Act in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act, and/or Section 4(2) thereunder. No proceeds were received by the Company in connection with the Exchange.

Item 8.01 Other Events.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   January 4, 2012
By:	/s/ Shawn Singh

Name: Shawn Singh
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Note and Warrant Exchange Agreement